Patrick D. Quarles Appointed to Trecora Resources Board of Directors

SUGAR LAND, Texas, September 7, 2018 – Trecora Resources (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced that Patrick D. Quarles has been appointed as an independent director to the Board of Directors of the Company, effective September 1, 2018. Mr. Quarles will serve as a member of both the Audit and Nominating and Governance Committees and is assuming the Board seat vacated by John R. (Dick) Townsend when Townsend was appointed Executive Vice President, Chief Manufacturing Officer of the Company in May.

Mr. Quarles brings over 25 years of experience in the petrochemical industry elevating the performance of multiple business units including sales, business management, manufacturing, supply chain and finance through development of world class teams, strategic clarity, analytical rigor, prudent cost control and commercial acumen. Most recently Mr. Quarles served as Executive Vice President and President, Acetyl Chain and Global Supply Management at Celeanese Corporation, a $6.1 billion global technology, specialty materials company. Prior to that he spent 25 years with LyondellBasell Industries and predecessor companies in roles of increasing responsibility including serving as Senior Vice President, Intermediates and Derivatives for his last six years with the company.

“Patrick has had a very successful career in the petrochemical industry including many diverse experiences improving the performance of the business units he oversaw,” said Nicholas Carter, Executive Chairman of Trecora Resources. “We welcome him to the Trecora Resources Board of Directors, and we are confident the knowledge and experience he brings to the Board will prove valuable as Trecora capitalizes on recent capital investments and benefits from the resurgent chemicals industry.”

Mr. Quarles holds a bachelor’s degree in Mechanical Engineering from Clemson University and an MBA from Northwestern University, Kellogg School of Management.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.

Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com

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